Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS FIRST QUARTER FINANCIAL RESULTS, REAFFIRMS 2013 OUTLOOK

SPARKS, MD, APRIL 2 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported first quarter financial results for fiscal year 2013 and reaffirmed its 2013 outlook.

•	Net sales rose 3% to $934 million, led by 7% growth in consumer business sales on strong volume and product mix.

•	Reported earnings per share of $0.57 compared to $0.55 in the first quarter of 2012. Cash flow from operations rose to $32 million from $23 million in the prior year.

•	Reaffirmed outlook for 3% to 5% sales growth in local currency and 2013 earnings per share of $3.15 to $3.23.

Alan D. Wilson, Chairman, President and CEO, commented, “Our financial results for the first quarter included strong growth in our consumer business, earnings per share slightly ahead of our initial outlook and a great start to cash flow for 2013. We were pleased to achieve these results in a challenging environment, and I thank employees throughout McCormick who are delivering high performance and contributing to our success.

“We grew consumer business sales 7% with innovation in spices and seasonings, recipe mixes and our “regional leaders” such as Zatarain’s in the U.S. and Vahiné in France. Digital media, in-store merchandising and other brand marketing support also drove our growth in the first quarter. We had particularly strong performance in emerging markets where we increased consumer business sales 14%. As expected, our industrial business had a slower start to the year. Compared to a 13% rate of sales growth in the first quarter of 2012, industrial business sales declined 2% in the first quarter of 2013. Demand has been weak in certain markets, including quick service restaurants in the U.S. and China, although we expect some recovery in the upcoming quarters. We reaffirm our overall expectation to increase sales 3% to 5% and achieve earnings per share of $3.15 to $3.23.”

McCormick’s first quarter sales rose 3%, led by pricing actions taken in response to higher material costs. Volume and product mix added 1% to sales growth. In the first quarter of 2013, the company had expected the increase in volume and product mix for its consumer business to exceed that of the industrial business. Volume and product mix for the consumer business grew 5%, driven mainly by product innovation and brand marketing support, with increases in each of the three geographic regions: the Americas, Europe, Middle East and Africa (EMEA) and Asia/Pacific. For the industrial business, volume and product mix declined 5%, largely due to weaker demand from quick service restaurants and comparison to a strong growth rate in the first quarter of 2012.

Operating income of $112 million was comparable to the year ago period, with higher sales and cost savings from McCormick’s Comprehensive Continuous Improvement program, (CCI), offset by the unfavorable impact of higher material costs and an increase of approximately $5 million in retirement benefit expense. While brand marketing support was $4 million lower in the first quarter of 2013, the company spent an additional $3 million for increased price promotions and paid allowances to gain distribution for new items. Earnings per share grew to $0.57 from $0.55 in the first quarter of 2012, due in part to a favorable tax rate, higher income from unconsolidated operations and reduced shares outstanding.

Cash flow from operations was $32 million in the first quarter of 2013 compared to $23 million in the year-ago period. This improvement was mainly the result of a slight decrease in inventory in this period versus the first quarter of 2012, when inventory was a use of cash. Due to the seasonality of McCormick’s business, cash flow from operations typically increases significantly in the second half of the fiscal year.

The company reaffirmed its expectation to grow sales 3% to 5% in local currency, largely from higher volume and product mix and expects a minimal impact of foreign currency exchange rates based on current rates. The company also reaffirmed guidance for a 6% to 8% increase in operating income, including projected CCI cost savings of at least $45 million. The company’s outlook for 2013 earnings per share continued to be in a range of $3.15 to $3.23. This includes the projected unfavorable impact of $0.11 from increased retirement benefit expenses. In the second quarter of 2013, the company plans to increase brand marketing support approximately $5 million. Also in the second quarter of 2013, the company expects the continuation of higher material costs and an unfavorable impact of approximately $5 million from increased retirement benefit expense. As a result of the unfavorable impact of these factors, earnings per share in the second quarter of 2013 are expected to be comparable to $0.60 earnings per share that the company reported in the second quarter of 2012. With the higher cash flow achieved in the first quarter, the company expects another year of strong cash generation in 2013. The company plans to update its 2013 fiscal year outlook upon the completion of the previously announced agreement to acquire Wuhan Asia Pacific Condiments Co., Ltd., which is expected to occur in mid-2013.

Business Segment Results

Consumer Business
(in millions)	Three Months Ended
	2/28/13	2/29/12
Net sales	$569.8	$534.2
Operating income	87.7	81.4

Consumer business sales grew 7% when compared to the first quarter of 2012. Higher volume and product mix contributed 5% of the increase and pricing 2%. The impact of foreign currency exchange rates on sales growth was minimal this period.

•

Consumer sales in the Americas rose 7%, with minimal impact from foreign currency exchange. This increase was mainly driven by volume and product mix, with pricing actions adding 1%. Initiatives driving this unit growth included consumer marketing, promotional activity and in-store merchandising for spices, herbs and seasonings in both the U.S. and Canada. In addition, product innovation led to an increase in sales of recipe mixes, as well as Grill Mates, Zatarain’s and Simply Asia brand products.

•

Consumer sales in EMEA rose 4%, and in local currency increased 2%. Both higher volume and product mix, and pricing actions contributed to this increase. During the first quarter the company grew sales of Vahiné and Ducros brand products in France, and its Schwartz brand in the U.K., and gained new distribution of Kamis items in Russia.

•

First quarter sales in the Asia/Pacific region grew 13%, and in local currency the increase was 15%. China was the largest contributor to this increase with 20% sales growth in local currency, driven by strong sales execution, revitalized packaging and expanded advertising. Sales of Kohinoor products in India grew 19% in local currency, which was the net impact of pricing actions taken in response to a steep rise in the cost of basmati rice, a primary ingredient, offset in part by lower volume and product mix.

For the first quarter, operating income for the consumer business was $88 million, an 8% increase from the first quarter of 2012. The company overcame increases in material costs and retirement benefit expenses with higher sales, as well as cost savings from its CCI program. A $4 million decrease in brand marketing support reported as selling, general and administrative expense was partially offset by a $3 million increase in price promotions and allowances to gain distribution for new items reported in net sales.

Industrial Business (in millions)	Three Months Ended
	2/28/13	2/29/12
Net sales	$364.6	$372.5
Operating income	24.3	31.1

In the first quarter of 2013, industrial business sales declined 2% when compared to the year ago period, and in local currency, sales declined 3%. Volume and product mix decreased 5%, offset in part by pricing actions. The company had expected weaker results in the first quarter of 2013 due to a decrease in demand from quick service restaurants in certain markets and a comparison to a 13% increase in the first quarter of 2012. This situation is expected to improve by the second half of 2013.

•

Industrial sales in the Americas declined 3%, with minimal impact from currency in the first quarter of 2013. Pricing added 3% to sales, while lower volume and product mix reduced sales 6%. The majority of the decline in volume and product mix related to quick service restaurants where the company is being impacted by lower demand. While sales to food manufacturers declined slightly in the first quarter, the company has a solid 2013 new product pipeline for these customers that includes seasonings for snacks and meal preparation kits.

•

In EMEA, industrial sales rose 7%, with minimal impact from currency. This increase was led by demand from quick service restaurants in this region which grew throughout 2012 and continued into the first quarter of 2013. Higher prices added 2% to sales growth in this region.

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In the Asia/Pacific region, sales decreased 12%, and in local currency declined 13%. In China, lower consumer traffic in quick service restaurants impacted industrial business sales in the first part of 2013. Sales are expected to improve in the upcoming quarters as a result of customers’ plans for promotions, new products and additional restaurant locations in China.

Operating income for the industrial business was $24 million in the first quarter of 2013 compared to $31 million in the year ago period. This reduction in operating income was the result of lower sales, an unfavorable mix across regions and the impact of increased retirement benefit expenses, which were offset in part by cost savings from the company’s CCI program.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by us, the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, the expected productivity and working capital improvements, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, our ability to issue additional debt or equity securities and our expectations regarding purchasing shares of our common stock under the existing authorizations.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With $4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per share data)

	Three Months Ended
	February 28, 2013	February 29, 2012
Net sales	$934.4	$906.7
Cost of goods sold	572.7	551.4

Gross profit	361.7	355.3
Gross profit margin	38.7%	39.2%
Selling, general and administrative expense	249.7	242.8

Operating income	112.0	112.5
Interest expense	13.9	13.5
Other income, net	0.6	0.9

Income from consolidated operations before income taxes	98.7	99.9
Income taxes	28.1	30.0

Net income from consolidated operations	70.6	69.9
Income from unconsolidated operations	5.4	4.6

Net income	$76.0	$74.5

Earnings per share - basic	$0.57	$0.56

Earnings per share - diluted	$0.57	$0.55

Average shares outstanding - basic	132.5	133.1
Average shares outstanding - diluted	134.0	134.5

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	February 28, 2013	February 29, 2012
Assets
Cash and cash equivalents	$68.6	$54.4
Trade accounts receivable, net	403.9	381.1
Inventories	606.5	640.4
Prepaid expenses and other current assets	132.5	116.9

Total current assets	1,211.5	1,192.8
Property, plant and equipment, net	532.5	523.4
Goodwill	1,693.0	1,697.4
Intangible assets, net	321.3	355.0
Investments and other assets	327.8	311.1

Total assets	$4,086.1	$4,079.7

Liabilities
Short-term borrowings and current portion of long-term debt	$453.8	$283.1
Trade accounts payable	340.2	342.3
Other accrued liabilities	321.5	334.5

Total current liabilities	1,115.5	959.9
Long-term debt	776.0	1,028.7
Other long-term liabilities	469.8	398.5

Total liabilities	2,361.3	2,387.1
Shareholders’ equity
Common stock	921.9	840.9
Retained earnings	948.3	869.0
Accumulated other comprehensive loss	(163.0)	(35.6)
Non-controlling interests	17.6	18.3

Total shareholders’ equity	1,724.8	1,692.6

Total liabilities and shareholders’ equity	$4,086.1	$4,079.7

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)

(In millions)

	Three Months Ended
	February 28, 2013	February 29, 2012
Operating activities
Net income	$76.0	$74.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26.2	25.8
Stock-based compensation	2.8	2.6
Income from unconsolidated operations	(5.4)	(4.6)
Changes in operating assets and liabilities	(69.8)	(76.3)
Dividends from unconsolidated affiliates	1.8	0.5

Net cash provided by operating activities	31.6	22.5

Investing activities
Acquisition of businesses	(0.8)	—
Capital expenditures	(12.4)	(15.1)
Proceeds from sale of property, plant and equipment	1.9	0.2

Net cash used in investing activities	(11.3)	(14.9)

Financing activities
Short-term borrowings, net	60.8	64.2
Long-term debt repayments	(0.4)	(4.2)
Proceeds from exercised stock options	10.5	14.4
Common stock acquired by purchase	(60.2)	(42.3)
Dividends paid	(45.1)	(41.4)

Net cash used in financing activities	(34.4)	(9.3)

Effect of exchange rate changes on cash and cash equivalents	3.7	2.2

(Decrease) increase in cash and cash equivalents	(10.4)	0.5
Cash and cash equivalents at beginning of year	79.0	53.9

Cash and cash equivalents at end of period	$68.6	$54.4